UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 5, 2010

CONSOLIDATED CAPITAL PROPERTIES III

(Exact name of Registrant as specified in its charter)

California	0-10273	94-2653686
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Consolidated Capital Properties III (the “Registrant”) owns a 99% limited partnership interest in Concap Village Green Associates, Ltd., a Texas limited partnership (the “Seller”), which owns Village Green Apartments (“Village Green”), a 164-unit apartment complex located in Altamonte Springs, Florida.  As previously disclosed, on May 24, 2010 (the “Effective Date”), the Seller entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Harbor Group International, LLC, a Delaware limited liability company (the “Purchaser”), to sell Village Green to the Purchaser for a total sales price of $7,750,000.

As previously disclosed, the parties entered into two reinstatements and amendments pursuant to which, among other things, the purchase price was reduced to $7,450,000 and the parties agreed to the treatment of potential required partial prepayments and prepayment premiums in connection with the Purchaser’s assumption of the mortgage loans currently encumbering Village Green. As previously disclosed, on September 29, 2010, the Purchaser delivered written notice of its election to terminate the Purchase Agreement. Pursuant to its terms, the Purchase Agreement was terminated.

On October 5, 2010, the Seller and the Purchaser entered into a Reinstatement of and Third Amendment to Purchase and Sale Contract (the “Third Amendment”), pursuant to which the termination of the Purchase Agreement was rescinded.  The Seller agreed to pay the prepayment premium applicable to reducing the mortgage loans to an amount stipulated in the loan assumption approval, which amount is less than 80% of the sales price.  In addition, the closing date was extended to October 20, 2010.

The summary of the terms and conditions of the Third Amendment is qualified in its entirety by reference to the Third Amendment, a copy of which is attached hereto as an exhibit.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10.65       Reinstatement of and Third Amendment to Purchase and Sale Contract between Concap Village Green Associates, Ltd., a Texas limited partnership and Village Green Gardens Associates, LLC, a Virginia limited liability company, as assignee of Harbor Group International, LLC, a Delaware limited liability company,  dated October 5, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CAPITAL PROPERTIES III

By:  ConCap Equities, Inc.

General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: October 12, 2010